PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 18 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                            March 16, 2001
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     These Senior Floating Rate Notes are being offered on a global basis. See "Series C Notes and Series C Units offered on a Global Basis" in the accompanying prospectus supplement.

Principal Amount:            $18,500,000

Maturity Date:               May 14, 2013

Settlement Date
   (Original Issue Date):    April 18, 2001

Interest Accrual
   Date:                     April 18, 2001

Interest Payment
   Dates:                    Each May 14 and November 14,
                             commencing November 14, 2001

Initial Interest Rate:       To be determined on the
                             second London banking day prior to
                             the Interest Accrual Date based on LIBOR for the period as interpolated between six month LIBOR and seven month LIBOR

Base Rate:                   LIBOR

Index Maturity:              6 Months. See also "Initial Interest Rate."

Spread
   (Plus or Minus):          Plus 0.45% per annum

Index Currency:              U.S. Dollars

Interest Payment
   Period:                   Semi-annually

Specified Currency:          U.S. Dollars

Issue Price:                 100%

Initial Interest Reset
   Date:                     November 14, 2001

Interest Reset Dates:        Same as Interest Payment Dates

Interest Reset Period:       Semi-annually

Interest Determination
   Dates:                    Two London banking days prior to each
                             Interest Reset Date

Reporting Service:           Telerate (Page 3750)

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Agent:                       Morgan Stanley & Co.
                             Incorporated

Calculation Agent:           The Chase Manhattan Bank

Business Days:               New York, Houston, Cayman Islands

Minimum
   Denomination:             $10,000

CUSIP:                       512998EZ4

 Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER